Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
4/04/2024	Erica Campbell, Hines
212-294-9024
erica.campbell@hines.com

HINES GLOBAL INCOME TRUST GROWS DUTCH LOGISTICS PORTFOLIO WITH STRATEGIC VENLO ACQUISITION
AMSTERDAM/HOUSTON – Hines, the global real estate investment manager, today announced the acquisition of a 20,000 square-meter retail warehouse adjacent to its existing investment, Fresh Park Venlo located in Venlo, Netherlands, on behalf of the Hines Global Income Trust, Inc. (HGIT).

Situated on the border between the Netherlands and Germany, the Venlo logistics hub is the largest fresh food distribution hub in Europe. It is responsible for 75% of the total container freight from the Netherlands to Germany with 21,000 trucks crossing the border every day and 11 million tons of rail freight crossing annually.
This acquisition further consolidates HGIT’s position in Venlo, where it already owns and operates 298,000 square meters of prime logistics space. The property sits on freehold logistics-zoned land adjacent to HGIT’s existing assets and is fully leased to a cash-and-carry wholesale operator with more than 180 outlets on-site. The site boasts an A+++ energy label and incorporates sustainability features including a solar panel system and an innovative thermal energy storage system.

“We are delighted to have further strengthened Hines’ position in this key location in the Netherlands. By adding a retail warehouse to the investment, our portfolio is further diversified and a new B2B concept is added to the 65 tenancies already in business at the commercial park managed by our on-site property management team,” said Andy Smith, senior managing director and country head of Hines Netherlands.

“We look forward to working with the tenant to find opportunities to enhance their experience in their long-term home. Hines Netherlands remains committed to investing in Venlo for the long term and looks forward to further developing the park with the municipality and other stakeholders, he added.”

“The acquisition demonstrates HGIT's ability to unlock quality acquisition opportunities globally through Hines' local market presence and we are pleased to further strengthen our Dutch logistics portfolio with this addition,” noted Alex Knapp, Chief Investment Officer – Europe for both Hines and HGIT.

With this addition, HGIT has a $4.1 billion portfolio of commercial real estate investments that is more than 64% weighted toward the living and industrial sectors. HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential.

The acquisition marks Hines Netherlands’ continued growth, which totals over 735,000 square meters that the firm owns or manages, with more than 690,000 square meters in logistics.

Hines’ advisors on the transaction included: Uijthoven Vastgoedadvies, Simmons & Simmons, EY, Hollis and WSP.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage a $93.2B¹ portfolio of high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 857 properties totaling over 270 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets.

To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2023.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property and overall performance of the Venlo area, Hines’ future plans for investment and development in Venlo, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the industrial sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.